Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Morton’s Restaurant Group, Inc.:

We consent to the use of our report dated March 28, 2005, except for Notes 2(a), 2(s) and 10 to the consolidated financial statements, which are as of February 6, 2006, with respect to the consolidated balance sheets of Morton’s Restaurant Group, Inc. and subsidiaries as of January 4, 2004 (Successor Period) and January 2, 2005 (Successor Period), and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from December 31, 2001 to July 24, 2002 (Predecessor Period), the period from July 25, 2002 to December 29, 2002 (Successor Period) and for each of the years in the two-year period ended January 2, 2005 (Successor Period), included herein and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

As discussed in Note 3 to the accompanying consolidated financial statements, the statements of operations, stockholder’s equity and cash flows for the period from December 31, 2001 to July 24, 2002 (Predecessor Period), and the period from July 25, 2002 to December 29, 2002 (Successor Period) have been restated.

/s/ KPMG LLP

Melville, New York

February 7, 2006